Exhibit 99.2

Page
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020 (Unaudited)	F-2

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-3

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-6

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-7

MATTERPORT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020

(unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$42,281	$51,850
Restricted cash	400	400
Accounts receivable, net of allowance of $32 and $799, as of June 30, 2021 and December 31, 2020, respectively	6,692	3,924
Inventories	2,622	3,646
Prepaid expenses and other current assets	3,810	2,453

Total current assets	55,805	62,273
Property and equipment, net	9,373	8,210
Other assets	6,352	1,369

Total assets	$71,530	$71,852

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$4,903	$3,434
Current portion of long-term debt	8,427	8,215
Deferred revenue	7,667	4,606
Accrued expenses and other current liabilities	10,739	6,995

Total current liabilities	31,736	23,250
Long-term debt	2,034	4,502
Deferred revenue, non-current	260	297
Other long-term liabilities	293	335

Total liabilities	34,323	28,384

Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, $0.001 par value;
30,443,413 shares authorized as of June 30, 2021 and December 31, 2020; 30,340,098 shares issued and outstanding as of June 30, 2021 and December 31, 2020; and liquidation preference of $166,131 as of June 30, 2021 and December 31, 2020.	164,168	164,168
Stockholder’s deficit:
Common stock, $0.001 par value;
56,500,000 shares and 56,000,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively; and 10,135,510 shares and 9,463,182 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	10	10
Additional paid-in capital	11,948	9,153
Accumulated other comprehensive income	160	135
Accumulated deficit	(139,079)	(129,998)

Total stockholders’ deficit	(126,961)	(120,700)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$71,530	$71,852

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTERPORT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Subscription	$15,281	$9,999	$29,081	$17,515
License	2,099	—	4,359	—
Services	2,879	2,232	5,568	3,157
Product	9,244	12,052	17,424	16,551

Total revenue	29,503	24,283	56,432	37,223
Costs of revenue:
Subscription	3,384	2,905	6,635	5,318
License	—	—	—	—
Services	2,290	1,613	4,325	2,540
Product	6,015	6,902	10,930	9,970

Total costs of revenue	11,689	11,420	21,890	17,828

Gross profit	17,814	12,863	34,542	19,395
Operating expenses:
Research and development	7,090	4,537	13,115	9,142
Selling, general, and administrative	16,501	10,476	29,559	20,273

Total operating expenses	23,591	15,013	42,674	29,415

Loss from operations	(5,777)	(2,150)	(8,132)	(10,020)
Other income (expense):
Interest income	14	4	22	13
Interest expense	(277)	(471)	(585)	(858)
Other income (expense), net	(149)	(1,053)	(347)	(899)

Total other income (expense)	(412)	(1,520)	(910)	(1,744)

Loss before provision for income taxes	(6,189)	(3,670)	(9,042)	(11,764)
Provision for income taxes	20	20	39	34

Net loss	(6,209)	(3,690)	(9,081)	(11,798)

Net loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(0.47)	$(0.92)	$(1.51)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	10,037,669	7,844,667	9,829,416	7,822,539

Other comprehensive income, net of tax:
Foreign currency translation gain (loss)	4	(21)	(63)	(119)
Unrealized gain on available-for-sale securities, net of tax	48	—	88	—

Comprehensive loss	$(6,157)	$(3,711)	$(9,056)	$(11,917)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

MATTERPORT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(unaudited)

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock			Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Foreign Currency Translation Adjustments	Unrealized Gain on Available-for- sale Securities	Total Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of March 31, 2021	30,340,098	$164,168	9,848,013	$ 10	$10,682	$68	$40	$108	$(132,870)	$(122,070)
Net loss	—	—	—	—	—	—	—	—	(6,209)	(6,209)
Other comprehensive income (loss)	—	—	—	—	—	4	48	52	—	52
Issuance of common stock upon exercise of stock options	—	—	287,497	—	553	—	—	—	—	553
Stock-based compensation	—	—	—	—	713	—	—	—	—	713

Balance as of June 30, 2021	30,340,098	$164,168	10,135,510	$10	$11,948	$72	$88	$160	$(139,079)	$(126,961)

	Redeemable Convertible Preferred Stock		Common Stock			Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Available-for-Sale Securities	Total Accumulated Other Comprehensive loss	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of March 31, 2020	23,922,109	$110,978	7,800,411	$8	$6,486	$(62)	$—	$(62)	$(123,647)	$(117,215)
Net loss	—	—	—	—	—	—	—	—	(3,690)	(3,690)
Other comprehensive loss	—	—	—	—	—	(21)	—	(21)	—	(21)
Conversion of convertible note to Series D redeemable convertible preferred stock	1,148,010	9,501	—	—	—	—	—	—	—	—
Issuance of Series D redeemable convertible preferred stocks net of issuance costs	5,269,979	43,689	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	86,108	—	51	—	—	—	—	51
Stock-based compensation	—	—	—	—	625	—	—	—	—	625

Balance as of June 30, 2020	30,340,098	164,168	7,886,519	$8	$7,162	$(83)	$—	$(83)	$(127,337)	$(120,250)

	Redeemable Convertible Preferred Stock		Common Stock			Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Foreign Currency Translation Adjustment	Unrealized Gain on Available-for- Sale Securities	Total Accumulated Other Comprehensive loss	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of December 31, 2020	30,340,098	$164,168	9,463,182	$9	$9,154	$135	$—	$135	$(129,998)	$(120,700)
Net loss	—	—	—	—	—	—	—	—	(9,081)	(9,081)
Other comprehensive income (loss)	—	—	—	—	—	(63)	88	25	—	25
Issuance of common stock upon exercise of stock options	—	—	672,328	1	1,341	—	—	—	—	1,342
Stock-based compensation	—	—	—	—	1,453	—	—	—	—	1,453

Balance as of June 30, 2021	30,340,098	$164,168	10,135,510	$10	$11,948	$72	$88	$160	$(139,079)	$(126,961)

	Redeemable Convertible Preferred Stock		Common Stock			Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Available-for-Sale Securities	Total Accumulated Other Comprehensive loss	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of December 31, 2019	23,922,109	$110,978	7,800,411	$8	$5,866	$36	$—	$36	$(115,539)	$(109,629)
Net loss	—	—	—	—	—	—	—	—	(11,798)	(11,798)
Other comprehensive loss	—	—	—	—	—	(119)	—	(119)	—	(119)
Conversion of convertible note to Series D redeemable convertible preferred stock	1,148,010	9,501	—	—	—	—	—	—	—	—
Issuance of Series D redeemable convertible preferred stocks net of issuance costs	5,269,979	43,689	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	86,108	—	51	—	—	—	—	51
Stock-based compensation	—	—	—	—	1,245	—	—	—	—	1,245

Balance as of June 30, 2020	30,340,098	$164,168	7,886,519	$8	$7,162	$(83)	$—	$(83)	$(127,337)	$(120,250)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTERPORT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(9,081)	$(11,798)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,608	2,349
Amortization of debt discount	135	108
Stock-based compensation, net of amounts capitalized	1,259	1,164
Loss on extinguishment of debt and convertible notes	—	954
Allowance for doubtful accounts	151	241
Loss on disposal of property, plant, and equipment	7	—
Other	43	9
Changes in operating assets and liabilities:
Accounts receivable	(2,918)	(4,421)
Inventories	1,024	248
Prepaid expenses and other assets	(1,269)	(673)
Accounts payable	1,466	2,980
Deferred revenue	3,024	3,054
Other liabilities	920	2,808

Net cash used in operating activities	(2,631)	(2,977)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(326)	(20)
Capitalized software and development costs	(3,256)	(2,454)
Investment in convertible notes	(1,000)	—

Net cash used in investing activities	(4,582)	(2,474)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	43,689
Proceeds from exercise of stock options	1,342	51
Proceeds from debt	—	5,302
Proceeds from convertible notes, net of issuance costs	—	8,457
Repayment of debt	(2,390)	(5,922)
Payment of deferred transaction costs	(1,204)	—
Other	—	(81)

Net cash (used in) provided by financing activities	(2,252)	51,496

Net change in cash, cash equivalents, and restricted cash	(9,465)	46,045
Effect of exchange rate changes on cash	(104)	(130)
Cash, cash equivalents, and restricted cash at beginning of year	52,250	10,152

Cash, cash equivalents, and restricted cash at end of period	$42,681	$56,067

Supplemental disclosures of cash flow information
Cash paid for interest	$579	$598
Supplemental disclosures of non-cash investing and financing information
Unpaid deferred transaction costs	$2,773	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Matterport, Inc. and its subsidiaries (collectively, “Matterport” or the “Company”) is the world’s leading platform for the digitization and datafication of the built world. Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Matterport’s platform comprising innovative software, spatial data-driven data science, and 3D capture technology has broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for so long. The Company was incorporated in the state of Delaware in 2011. The Company is headquartered at Sunnyvale, California.

On February 8, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gores Holdings VI Inc. (“Gores”), Maker Merger Sub, Inc. (“First Merger Sub”), and Maker Merger Sub II, LLC (“Second Merger Sub”), which provides for, among other things: (a) the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Company with and into Second Merger Sub, with Second Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Gores (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”).

On July 22, 2021 (the “Closing Date” or “Closing”), the Company consummated the previously announced Business Combination, by and among the Company (at such time named Gores Holding VI, Inc.), First Merger Sub, Second Merger Sub, and the pre-Business Combination Matterport, Inc. (“Legacy Matterport”). In connection with the consummation of the Business Combination, the registrant changed its name from Gores Holdings VI, Inc. to Matterport, Inc. First Merger Sub merged with and into Legacy Matterport, with Legacy Matterport continuing as the surviving corporation (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Matterport merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity as a wholly owned subsidiary of the Company, under the new name “Matterport Operating, LLC” (the “Mergers”). As a result of the Business Combination, the Company raised gross proceeds of $640.1 million, including the contribution of $345.1 million of cash held in Gores’ trust account from its initial public offering and $295.0 million of additional PIPE at $10.00 per share of Gores’ Class A Common Stock. The aggregate consideration paid to Legacy Matterport stockholders in connection with the Business Combination (excluding any potential Earn-Out Shares), was 218,875,000 shares. The Per Share Matterport Stock Consideration was equal to approximately 4.1193. See “Note 15 – Subsequent Events” for additional information.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

No material changes have been made to the significant accounting policies disclosed in Note 2 of the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 included in Matterport’s proxy statement/prospectus filed with the SEC on June 21, 2021.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission, (“SEC”), regarding interim financial reporting. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2020 and 2019.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2021, and its results of operations for the three and six months ended June 30, 2021, and 2020, and cash flows for the six months ended June 30, 2021, and 2020. The condensed consolidated balance sheet as of December 31, 2020, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements and accompanying notes. Significant estimates include assumptions related to the fair value of common stock and other assumptions used to measure stock-based compensation, valuation of deferred tax assets, net realizable value of inventories reserves, allowance for doubtful accounts, and the determination of stand-alone selling price (“SSP”) of various performance obligations. As of June 30, 2021, future impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on the Company’s subscribers and their spending habits, impact on the Company’s marketing efforts, and effect on the Company’s suppliers, all of which are uncertain and cannot be predicted with certainty. As a result, many of the Company’s estimates and assumptions required increased judgment and these estimates may change materially in future periods.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and various other factors, including the current economic environment and the impact of COVID-19, which management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company adjusts such estimates and assumptions when dictated by facts and circumstances. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods. Actual results may differ materially from those estimates.

Segment information

The Company has a single operating segment and reportable segment. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. Refer to Note 3, for information regarding the Company’s revenue by geography. Substantially all of the Company’s long-lived assets are located in the United States.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation insurance limit, and the Company considers such risk to be minimal.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company’s accounts receivable is derived from customers located both inside and outside the United States. The Company mitigates its credit risks by performing ongoing credit evaluations of the financial condition of its customers and requires advance payment from customers in certain circumstances. The Company generally does not require collateral from its customers. One customer accounted for more than 10% of the Company’s total accounts receivable at June 30, 2021. No customer accounted for more than 10% of the Company’s total accounts receivable at December 31, 2020. No customer accounted for more than 10% of the Company’s total revenue for the three months and the six months ended June 30, 2021 and 2020.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions. Amounts receivable from credit card processors of approximately $1.2 million and $0.8 million as of June 30, 2021 and December 31, 2020, respectively, are also considered cash equivalents because they are both short-term and highly-liquid in nature and are typically converted to cash approximately three to five business days from the date of the underlying transaction.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, and which, in aggregate, represent the amount reported on the condensed consolidated statements of cash flows (in thousands):

	June 30,	December 31,
	2021	2020
Cash	$42,281	$51,850
Restricted cash	400	400

Total cash and restricted cash	$42,681	$52,250

The Company had restricted cash of $0.4 million as of June 30, 2021 and December 31, 2020. The restricted cash is cash deposits restricted under the 2020 Term Loan. Refer to Note 5. Debt for additional information.

Accounts Receivable, Net

Accounts receivable consists of current trade receivables due from customers recorded at the invoiced amount, net of allowances for doubtful accounts.

The Company’s accounts receivable primarily represent amounts due from customers arising from revenue and are stated at the amount the Company expects to collect from outstanding balances. On a periodic basis, the Company evaluates accounts receivable estimated to be uncollectible and provides allowances, as necessary, for doubtful accounts. As of June 30, 2021 and December 31, 2020, the allowance for doubtful accounts was less than $0.1 million and $0.8 million, respectively.

Deferred transaction costs

Deferred transaction costs consist of direct legal, accounting and other fees relating to the Company’s anticipated Business Combination. These costs are capitalized as incurred in other assets on the condensed consolidated balance sheets and will be offset against the proceeds within stockholders’ equity (deficit). Deferred offering costs as of June 30, 2021 and December 31, 2020 were $4.0 million and $0.1 million, respectively.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Fair Value Measurement

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s financial assets that were measured at fair value on a recurring basis were as follows (in thousands):

	June 30, 2021
Description:	Total	Level 1	Level 2	Level 3
Cash equivalents:
U.S. Treasury securities	$28,133	$28,133	$—	$—
Other Assets:
Convertible notes receivable	1,088	—	—	1,088

Total assets	$29,221	$28,133	$—	$1,088

	December 31, 2020
Description:	Total	Level 1	Level 2	Level 3
Cash equivalents:
U.S. Treasury securities	$43,116	$43,116	$—	$—

Total assets	$43,116	$43,116	$—	$—

Accounts receivable and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments. Debt is carried at amortized cost, which approximates its fair value based on borrowing rates as of June 30, 2021 and December 31, 2020 available to the Company for loans with similar terms. The fair value of the Company’s debt is determined based on Level 2 inputs using primarily observable markets.

The Company has investments in U.S. treasury securities measured at fair value on a recurring basis. The Company classifies the U.S. treasury bills within Level 1 because the Company uses quoted prices and models to determine their fair value.

In January 2021, the Company entered a convertible notes agreement with a privately held company as a strategic investment for a principal of $1.0 million. The notes bear an interest rate of 5.0% per annum and matures in January 2023. The convertible note receivable is accounted for as available-for-sale debt securities in other assets based on “Level 3” inputs, which consist of unobservable inputs and reflect management’s estimates of assumptions that market participants would use in pricing the liability, with unrealized holding gains and losses excluded from earnings and reported in other comprehensive income (loss). The fair value of the convertible note receivable was determined using a probability-weighted assessment of redemption and conversion scenarios upon the investee closing additional financing. The key inputs to determining fair values under that approach included probability of repayment and conversion scenarios, and discount rates. As of June 30, 2021, the Company applied a probability of 90% and 10% to the conversion and repayment scenario, respectively and a discount rate of 14.98% in the valuation. The unrealized gain or loss during the three and six months ended June 30, 2021 was less than $0.1 million and $0.1 million.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table sets forth a summary of the changes in the estimated fair value of the Company’s Level 3 financial liabilities, consisting solely of convertible notes receivable, which is measured at fair value on a recurring basis (in thousands):

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Beginning balance	$1,040	$—
Purchases	—	1,000
Unrealized gain	48	88

Ending balance	$1,088	$1,088

Advertising Costs

Advertising costs are expensed as incurred and included in selling, general, and administrative in the condensed consolidated statements of operations and comprehensive loss. Advertising expense was $1.9 million and $0.9 million for the three months ended June 30, 2021 and 2020, and $3.5 million and $2.1 million for the six months ended June 30, 2021 and 2020, respectively.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 either (1) within the same periods as those otherwise applicable to public business entities or (2) within the same time periods as nonpublic business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below. As a result, the Company’s financial statements may not be comparable to companies that comply with public company effective dates because of this election.

Recently Adopted Accounting Standards

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires customers to apply internal-use software guidance to determine the implementation costs that are able to be capitalized. Under the new standard, capitalized implementation costs are generally amortized over the term of the arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. All capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. The Company adopted ASU No. 2018-15 beginning January 1, 2021 on a prospective method. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Standards Not yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize on the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU No. 2016-02 under the private company transition guidance beginning January 1, 2022, and is currently evaluating the impact on the Company’s condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU No. 2016-13 under the private company transition guidance beginning January 1, 2023, and is currently evaluating the impact on the Company’s condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU No. 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU No. 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt ASU No. 2019-12 under the private company transition guidance beginning January 1, 2022, and is currently assessing the impact the guidance will have on the Company’s condensed consolidated financial statements.

3.	REVENUE

Disaggregated Revenue—The following table shows the revenue by geography for the three and six months ended June 30, 2021 and 2020, respectively (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
United States	$18,139	$15,747	$35,135	$24,345
International	11,364	8,536	21,297	12,878

Total revenue	$29,503	$24,283	$56,432	$37,223

No country other than the United States accounted for more than 10% of the Company’s revenue for the three and six months ended June 30, 2021 and 2020, respectively. The geographical revenue information is determined by the ship-to address of the products and the billing address of the customers of the services.

The following table shows over time versus point-in-time revenue for the three and six months ended June 30, 2021 and 2020, respectively (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Over time revenue	$18,160	$12,231	$34,649	$20,672
Point-in-time revenue	11,343	12,052	21,783	16,551

Total	$29,503	$24,283	$56,432	$37,223

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Contract Balances—The timing of revenue recognition differs from the timing of invoicing to customers and this timing difference results in contract liabilities (deferred revenue) on the Company’s condensed consolidated balance sheets. The contract balances as of June 30, 2021 and December 31, 2020 were as follows (in thousands):

	June 30,	December 31,
	2021	2020
Accounts receivable, net	$4,810	$2,700
Unbilled accounts receivable	1,882	1,224
Deferred revenue	7,927	4,903

During the six months ended June 30, 2021 and 2020, the Company recognized revenue of $3.2 million and $1.5 million that was included in the deferred revenue balance at the beginning of the fiscal year, respectively. Contracted but unsatisfied performance obligations were $21.3 million at the end of June 30, 2021 and consisted of deferred revenue and backlog. The contracted but unsatisfied or partially unsatisfied performance obligations expected to be recognized over the next 12 months at the end of June 30, 2021 were $18.5 million, and the remaining thereafter.

4.	BALANCE SHEET COMPONENTS

Allowance for Doubtful Accounts — Allowance for doubtful accounts as of June 30, 2021 and 2020 and the rollforward for three months and six months ended June 30, 2021 and 2020 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Balance - beginning of period	$(740)	$(459)	$(799)	$(337)
Increase in reserves	(135)	(110)	(151)	(241)

Write-offs	843	3	918	12

Balance - end of period	$(32)	$(566)	$(32)	$(566)

Inventories—Inventories as of June 30, 2021 and December 31, 2020, consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Finished Goods	$432	$538
Work in process	1,138	2,219
Purchased parts and raw materials	1,052	889

Total inventories	$2,622	$3,646

Property and Equipment, Net—Property and equipment as of June 30, 2021 and December 31, 2020, consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Machinery and equipment	$1,749	$1,435
Furniture and fixtures	354	359
Leasehold improvements	728	733
Capitalized software and development costs	21,593	18,126

Total property and equipment	24,424	20,653
Accumulated depreciation and amortization	(15,051)	(12,443)

Total property and equipment, net	$9,373	$8,210

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Depreciation and amortization expenses were $1.3 million and $1.1 million for three months ended June 30, 2021 and 2020, respectively, and $2.6 million and $2.3 million for the six months ended June 30, 2021 and 2020, respectively.

Additions to capitalized software and development costs, inclusive of stock-based compensation in the three months ended June 30, 2021 and 2020 was $2.0 million and $1.1 million, respectively. Additions to capitalized software and development costs, inclusive of stock-based compensation in the six months ended June 30, 2021 and 2020, was $3.4 million and $2.5 million, respectively. These are recorded as part of property and equipment, net on the condensed consolidated balance sheets. Amortization expense was $1.2 million and $1.1 million for three months ended June 30, 2021 and 2020, respectively, of which $1.0 million and $1.0 million was recorded to costs of revenue related to subscription and $0.2 million and $0.1 million to selling, general and administrative in the condensed consolidated statements of operations and comprehensive loss, respectively. Amortization expense was $2.4 million and $2.2 million for six months ended June 30, 2021 and 2020, respectively, of which $2.0 million and $1.9 million was recorded to costs of revenue related to subscription and $0.4 million and $0.3 million to selling, general, and administrative in the condensed consolidated statements of operations and comprehensive loss, respectively.

Other Assets—Other Assets as of June 30, 2021 and December 31, 2020, consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Other assets	$1,287	$1,235
Deferred transaction cost	3,977	134
Convertible notes receivable	1,088	—

	$6,352	$1,369

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Accrued Expenses and Other Current Liabilities—Accrued expenses and other current liabilities as of June 30, 2021 and December 31, 2020, consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Accrued compensation	$2,684	$3,208
Tax payable	1,178	1,164
Transaction cost payable	2,773	135
Other current liabilities	4,104	2,488

Total accrued expenses and other current liabilities	$10,739	$6,995

5.	DEBT

The Company’s short-term and long-term debt is secured by substantially all the assets of the Company and subject the Company to certain affirmative and negative covenants. Failure to comply with these covenants could result in an event of default, which may lead to an acceleration of the amounts owed and other remedies.

As of June 30, 2021 and December 31, 2020, the Company has the following financing arrangements:

2015 Term Loan and Line of Credit—On May 20, 2015, the Company entered into a Loan and Security Agreement with a lender (the “2015 Agreement”) to borrow a term loan up to $4.0 million (“2015 Term Loan”). The Company borrowed the full $4.0 million term loan on September 23, 2016. The term loan matured on September 30, 2019. The Company was required to make 36 equal installment payments of principal starting October 2016 through September 2019. The term loan bore interest at a floating per annum rate equal to 1.0% above the prime rate published by Wall Street Journal (the “Prime Rate”). Interest was payable monthly. The Company repaid the 2015 Term Loan by September 2019. The agreement also allowed the Company to borrow under financing of eligible accounts, for up to $1.0 million (“2015 Account Financing”) The Company did not borrow any amount under the 2015 Account Financing.

On May 22, 2017, the Company amended and restated the 2015 Agreement with the lender (the “2015 Amended and Restated Agreement”) for an additional revolving line of credit up to $2.0 million. The line of credit bore interest at a floating per annum rate equal to 0.5% above the Prime Rate. The line of credit matured on May 22, 2019.

On October 26, 2017, the Company amended the 2015 Amended and Restated Agreement with the lender (the “2017 Amendment”) for an additional term loan up to $1.5 million (“2017 Term Loan”). The Company borrowed the full $1.5 million on November 3, 2017. The Company was required to make monthly interest-only payments starting December 2017 and 36 equal installment payments of principal starting October 2018 through September 2021. The term loan bore interest at a floating per annum rate equal to the greater of (a) 1.0% above the Prime Rate; and (b) 5.25%. Interest was payable monthly.

On September 16, 2019, the Company amended and restated the 2015 Amended and Restated Agreement and the 2017 Amendment with the lender (the “2017 Second Amended and Restated Agreement”). The agreement provided the Company with a term loan up to $3.0 million (“2019 Term Loan”). The loan must be first used to repay the prior term loan and accrued interest. The Company borrowed the full $3.0 million on September 16, 2019, and $1.0 million of the amount was used to repay in full the outstanding principal and interest under the 2017 Term Loan. The term loan matures in May 2023. The Company is required to make 36 equal installments payments of principal, plus monthly payment of accrued interest starting in June 2020 through May 2023. The term loan bears interest at a floating per annum rate equal to the greater of (a) 1.0% above the Prime Rate and (b) 5.25%. The amendment also provided the Company with a revolving line of credit up to $3.0 million due in September 2020. The Company borrowed $3.0 million under the line of credit on September 27, 2019. The principal amount outstanding under the revolving line of credit bears interest at a floating per annum rate equal to the greater of (a) 0.5% above the Prime Rate and (b) 5.25%. Interest is payable monthly. The restructuring of the term loan was accounted for as an extinguishment. The loss on extinguishment was not material.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the three months ended June 30, 2021 and 2020, the Company recorded $0.1 million expense under the 2019 Term Loan. For the six months ended June 30, 2021 and 2020, the Company recorded $0.1 million and $0.2 million expense under the 2019 Term Loan. The Company repaid $0.2 million and $0.5 million of principal outstanding under the 2019 Term Loan during the three and six months ended June 30, 2021.

On April 28, 2020, the Company amended the 2017 Second Amended and Restated Agreement with the lender (the “2020 Amendment”) to increase the limit of the revolving line of credit from $3.0 million to $5.0 million and extend the maturity date of the revolving line to December 15, 2020. On December 22, 2020, the Company amended and extended the line of credit maturity date from December 15, 2020, through December 14, 2021. As of June 30, 2021 and December 31, 2020, the interest rates for the term loan and the revolving line of credit were 5.25%. As of June 30, 2021, $3.0 million of principal was outstanding under the 2020 Amendment revolving line of credit.

2018 Term Loan—On April 20, 2018, the Company entered into a $10.0 million term loan agreement (the “2018 Agreement”) with a lender maturing on May 1, 2022. The loan is repayable in 48 monthly scheduled installments commencing on May 1, 2018. The Company is required to make interest-only payments for the first 12 months starting May 2018 and thereafter to make 36 equal installment payments through the maturity date of the loan. The interest rate is fixed at 11.5% per annum. As of June 30, 2021 and December 31, 2020, there was $3.4 million and $5.1 million of principal outstanding under the 2018 Agreement, respectively.

In connection with the execution of the 2018 Agreement, an additional final payment of $0.5 million is due at the earlier of the maturity date and prepayment of the term loan. The Company accretes the final payment liability up to the redemption amount as part of the 2018 Agreement term loan balance and recognizes interest expense over the term of the loan. The Company recognized less than $0.1 million and $0.1 million interest expense related to the 2018 Agreement final payment for the three and six months ended June 30, 2021, respectively.

For the three months ended June 30, 2021 and 2020, the Company recorded $0.1 million and $0.2 million of interest expense, respectively, and repaid $0.9 million and $0.8 million of principal outstanding under the 2018 Agreement, respectively. For the six months ended June 30, 2021 and 2020, the Company recorded $0.2 million and $0.4 million of interest expense, respectively, and repaid $1.7 million and $1.5 million of principal outstanding under the 2018 Agreement, respectively.

The Company incurred certain debt issuance costs in connection with the above loan agreements. Such cost was capitalized against the loan proceeds. The Company also issued warrants to purchase common stock in conjunction with the above loan agreements. The Company determined the fair value of the warrants using the Black-Scholes option-pricing model, which was recorded to additional paid-in capital and an adjustment against the loan proceeds. The debt issuance cost was capitalized and amortized as interest expense over the initial term of the agreement.

2020 Term Loan—On February 20, 2020, the Company entered into a $ 2.0 million term loan agreement (“2020 Term Loan”) with a lender. The loan is provided under two facilities: facility A is comprised of $1.0 million maturing in 36 months, and facility B is comprised of $1.0 million maturing in 30 months. On April 17, 2020, the Company borrowed $1.0 million from facility A, and on October 12, 2020 the Company borrowed the full $1.0 million from facility B. In addition to the principal payment, both loan facilities require a fixed monthly coupon payment. The aggregated annual coupon payment is $0.1 million. The principal is payable in 24 equal installments commencing on May 31, 2021 through April 30, 2023. The interest rate is fixed at 4.75% per annum. For the three months ended June 30, 2021 and 2020, the Company recorded $0.1 million and immaterial amount of interest expense, respectively. For the six months ended June 30, 2021 and 2020, the Company recorded $0.1 million and less than $0.1 million of interest expense, respectively. The Company started repayment of principal in the three month ended June 30, 2021, and repaid $0.2 million of principal outstanding during the period. The 2020 Term loan was fully repaid in August 2021.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company incurred certain debt issuance costs in connection with the above loan agreements. Such cost was capitalized against the loan proceeds. The Company also issued warrants to purchase common stock in conjunction with the above loan agreements. The Company determined the fair value of the warrants using the Black-Scholes option-pricing model, which is recorded to additional paid-in capital and an adjustment against the loan proceeds. The debt issuance costs are amortized as additional interest expense over the term of the agreement.

2020 Note — In April 2020, the Company entered into a Paycheck Protection Program Note (“PPP Note”) for $4.3 million pursuant to the PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act administered by the U.S. Small Business Administration (“SBA”). The term of the PPP Note was two years with a maturity date in April 2022 and contained a fixed annual interest rate of 1.0%. Principal and interest were payable monthly and could be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Company repaid in full the PPP Note in May 2020. The Company recorded $0.1 million of interest expense for the three months ended June 30, 2020.

Debt obligations as of June 30, 2021 and December 31, 2020, consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Line of credit	$3,000	$3,000
2019 term loan	1,917	2,417
2018 term loan	3,927	5,650
2020 term loan	1,833	2,000

Total debt	$10,677	$13,067

Less: unamortized debt discount	(216)	(350)

Total debt, net of debt discount	10,461	12,717

Less: Current portion of long-term debt	(8,427)	(8,215)

Long-term debt	$2,034	$4,502

The future principal payments and final payment fee for the Company’s outstanding debt obligations as of June 30, 2021 were as follows (in thousands):

June 30,
2021
Remainder of 2021	$5,825
2022	4,102
2023	750
2024	—

Total	$10,677

6.	COMMITMENTS AND CONTINGENCIES

Lease and Purchase Obligation—The Company leases offices under operating leases for its U.S. headquarters and international locations that expire at various dates through 2025. Under the lease agreements that contain escalating rent provisions, lease expense is recorded on a straight-line basis over the lease term. Rent expense for the three months ended June 30, 2021 and 2020 was $0.4 million and $0.6 million, respectively. Rent expense for the six months ended June 30, 2021 and 2020, was $0.9 million and $1.2 million, respectively. In addition, the Company has purchase obligations, which includes agreements and issued purchase orders containing non-cancelable payment terms to purchase goods and services.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2021, future minimum operating lease payments and purchase obligations are as follows (in thousands):

	Operating Leases	Purchase Obligations	Total Lease and Purchase Obligations
Remainder of 2021	$635	$10,892	$12,117
2022	1,301	590	1,301
2023	1,339	—	1,339
2024	1,306	—	1,306
2025	207	—	207
Thereafter	—	—	—

Total	$4,788	$11,482	$16,270

Litigation—The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss and the Company has made an assessment of the probability of incurring any such losses and whether or not those losses are estimable. As of June 30, 2021 and December 31, 2020, there were no amounts accrued that the Company believes would be material to its financial position.

Indemnification—In the ordinary course of business, the Company enters into certain agreements that provided for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of June 30, 2021, there were no known events or circumstances that have resulted in a material indemnification liability.

7.	CONVERTIBLE NOTES

The Company issued convertible notes between January 2020 and March 2020 to various investors amounting to $8.5 million (“2020 Notes”). The convertible notes carry an interest rate of 5.0% per annum. The notes mature in January 2022 and cannot be prepaid without written consent. As per the terms of the convertible note agreement, if a qualified financing, defined as a transaction or series of transactions by which the Company sells redeemable convertible preferred stock for aggregate gross proceeds of at least $10.0 million, occurs prior to the payment of the notes, then the notes plus accrued and unpaid interest shall automatically convert into shares of redeemable convertible preferred stock at a price paid by the other purchasers of the redeemable convertible preferred stock sold in the qualified financing discounted by 10.0% if converted prior to January 2021, and on or after January 2021 by 15.0%. If no qualified financing occurs on or prior to the maturity date, then the outstanding principal amount of these convertible notes and all accrued and unpaid interest shall be converted into Series D redeemable convertible preferred stock at a conversion price of $8.3131 per share. During April and June 2020, the Company completed the Series D redeemable convertible preferred stock financing and subsequently issued 5,269,979 shares of Series D redeemable convertible preferred stock at $8.3131 per share for total cash proceeds of $43.8 million. Accordingly, as this meets the qualified financing requirement, all of the convertible notes, including unpaid accrued interest of $8.6 million converted into 1,148,010 shares of Series D redeemable convertible preferred stock at $7.48179 per share in April 2020. The combined aggregate amount of the proceeds from the Series D redeemable convertible preferred stock financing and the converted notes was $52.4 million.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The 2020 Notes contain an embedded derivative. The fair value of the derivative was recorded as a liability with an offsetting amount recorded as a debt discount, and the debt discount is recorded against the carrying amount of the related convertible notes outstanding. The amortization of the debt discount was recorded as interest expense. The embedded derivative liability was re-valued to the current fair value at the end of each reporting period using the income-based approach. Upon conversion, the embedded derivative liability was re-valued at the conversion, and then the related fair value amount was recorded to other (expense) income in the consolidated statements of operations and comprehensive loss as part of loss on debt extinguishment. The fair value of the embedded derivative upon issuance was $1.0 million and was adjusted to $0.9 million upon conversion in April 2020. Interest expense was accreted on the convertible notes between issuance and conversion. Interest expense on the convertible notes that are included in interest expense are nil and $0.1 million for the three and six months ended June 30, 2020 in the unaudited condensed consolidated statements of operations and comprehensive loss, respectively.

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of June 30, 2021 and December 31, 2020, the Company’s redeemable convertible preferred stock consisted of the following balances (in thousands, except share and per share amounts):

	June 30, 2021 and December 31, 2020
	Original Issuance Price	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference	Dividend Rate
Series Seed redeemable convertible preferred stock	$1.4448	6,035,185	6,035,185	$7,350	$8,720	8.0%
Series A-1 redeemable convertible preferred stock	1.7553	1,837,769	1,837,769	3,165	3,226	8.0%
Series B redeemable convertible preferred stock	3.3752	4,740,459	4,740,459	15,905	16,000	8.0%
Series C redeemable convertible preferred stock	7.0826	7,460,000	7,459,351	52,696	52,832	8.0%
Series D redeemable convertible preferred stock	$8.3131	10,370,000	10,267,334	85,052	85,353	8.0%

		30,443,413	30,340,098	$164,168	$166,131

The holders of the Company’s Series Seed, A-1, B, C, and D redeemable convertible preferred stock have various rights, preferences, privileges, and restrictions with respect to voting, dividends, liquidation, and conversion as follows:

Dividends—Holders of shares of the Company’s redeemable convertible preferred stock are entitled to receive non-cumulative dividends at an annual rate of 8.0% per share payable, if and when, declared by the board of directors, prior and in preference to any payment of any dividend on the common stock; such dividends shall be non-cumulative. The redeemable convertible preferred stockholders are also entitled to participate in dividends on common stock on an as-converted basis. The holders of redeemable convertible preferred stock can waive any dividend preference that such holders shall be entitled to receive upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of redeemable convertible preferred stock, voting as a single class on an as-converted basis (the “Preferred Consent”). As of June 30, 2021, no dividends have been declared or paid.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Voting Rights—Holders of shares of the Company’s Series Seed and Series A-1 redeemable convertible preferred stock have voting rights equal to the number of shares of common stock into which such redeemable convertible preferred stock is convertible. The holders of a majority of the outstanding shares of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock, voting as a single class on an as-converted basis, shall be entitled to elect one member of the Board of Directors of Matterport, Inc. (the “Board”). The holders of a majority of the outstanding shares of Series B redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect one member of the Board. The holders of a majority of the outstanding shares of Series C redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect one member of the Board. The holders of a majority of the outstanding shares of the Company’s common stock, voting as a separate class, shall be entitled to elect three members of the Board. Any remaining members of the Board shall be elected by the holders of (a) a majority of the outstanding shares of the Company’s common stock and (b) a majority of the outstanding shares of the Company’s redeemable convertible preferred stock, voting together as a single class on an as-converted basis.

Liquidation Preference—In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series Seed redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock, Series B redeemable convertible preferred stock or common stock by reason of their ownership thereof, an amount equal to the Series C redeemable convertible preferred stock original issue price or Series D redeemable convertible preferred stock original issue price, as applicable, plus all declared but unpaid dividends, on each such applicable share of redeemable convertible preferred stock held by them. If, upon the occurrence of such Liquidation Event, the proceeds distributed among the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment in full of amounts payable to the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock above, the holders of Series B redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series Seed redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock or common stock by reason of their ownership thereof, an amount equal to the Series B redeemable convertible preferred stock original issue price, plus all declared but unpaid dividends, on each such share of Series B redeemable convertible preferred stock held by them. If upon the occurrence of such Liquidation Event, the proceeds distributed among the holders of Series B redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series B redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment in full of amounts payable to the holders of Series B redeemable convertible preferred stock, the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of common stock by reason of their ownership thereof, an amount equal to the Series Seed redeemable convertible preferred stock original issue price or the Series A-1 redeemable convertible preferred stock original issue price, as applicable, plus all declared but unpaid dividends, on each such share of redeemable convertible preferred stock held by them. The Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock shall rank pari passu with respect to the respective preferential amounts for each such series upon the occurrence of such event. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

After payment to the holders of redeemable convertible preferred stock of the preferential amounts, all remaining proceeds legally available for distribution to stockholders of the Company shall be distributed pro rata among the holders of common stock based on the number of shares of common stock then held by them. If, upon occurrence of such event, the assets and funds distributed among the holders of redeemable convertible preferred stock are insufficient to permit the payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

For purposes of determining the amount each holder of redeemable convertible preferred stock is entitled to receive with respect to a Liquidation Event, each such holder of redeemable convertible preferred stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of redeemable convertible preferred stock into shares of common stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of redeemable convertible preferred stock into shares of common stock. If any such holder shall be deemed to have converted shares of redeemable convertible preferred stock into common stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of the redeemable convertible preferred stock that have not converted (or have not been deemed to have converted) into shares of common stock.

A “Liquidation Event” shall mean (i) a liquidation, dissolution, or winding up of the Company; (ii) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation, or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; (iii) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets or intellectual property of the Company, except where such sale, lease, exclusive license, or other disposition is to a wholly owned subsidiary of the Company; or (iv) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition, or otherwise) in which a majority of the total outstanding voting power of the Company is transferred or (v) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition or otherwise) in which a majority of the total outstanding voting power of the Company is transferred; or (vi) a merger with or into or consolidation with Gores Holdings VI, Inc., a Delaware corporation, or one or more of its subsidiaries (whether or not the Company is the surviving entity of such merger or consolidation). Notwithstanding the foregoing sentence, a transaction shall not constitute a Liquidation Event if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or engage in a bona fide equity financing transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may only be waived with the Preferred Consent.

Conversion Rights—At the option of the holder, each share of redeemable convertible preferred stock is convertible into shares of common stock as is determined by dividing the original issuance price per share for Series Seed, A-1, B, C, and D redeemable convertible preferred stock, by the conversion price applicable to such shares. The initial conversion price per share is the original issuance price of the redeemable convertible preferred stock. The conversion ratio for the redeemable convertible preferred stock shall be subject to appropriate adjustments for stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like. In addition, if the Company should issue any additional stock without consideration or for a consideration per share less than the conversion price for the redeemable convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s Amended Certificate of Incorporation.

Each share of redeemable convertible preferred stock will automatically convert into shares of common stock at the conversion rate then in effect upon the earlier of (i) the closing of the sale of the Company’s Common Stock to the public at a price of at least $12.4697 per share and aggregate proceeds of not less than $50.0 million, net of underwriting discounts and commissions or (ii) the date of the Preferred Consent.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Redemption—Redeemable convertible preferred stock is not redeemable at the election of the holder, except that in the event of a change in control resulting from the sale or transfer of the Company’s securities, which qualifies as a Liquidation Event.

Upon the consummation of Business Combination on July 22, 2021, all outstanding shares of redeemable convertible preferred stock, totaling 30,340,098 shares, were automatically converted into shares of our Class A Common Stock based upon the Closing as discussed in Note 15.

9.	COMMON STOCK

The Company was authorized to issue 56,500,000 shares and 56,000,000 shares of common stock with a par value of $0.001 per share as of June 30, 2021 and December 31, 2020, respectively.

The Company had reserved shares of common stock for future issuance as of June 30, 2021 and December 31, 2020 as follows:

	June 30,	December 31,
	2021	2020
Redeemable convertible preferred stock, all series	30,687,099	30,687,099
Warrants to purchase common stock	262,513	262,513
Common stock options outstanding and unvested RSUs	11,995,834	11,945,269
Shares available for future grant of equity awards	73,865	466,322

Total shares of common stock reserved	43,019,311	43,361,203

Common Stock Warrants—The Company issued warrants to purchase common stock in connection with loan agreements entered from three lenders as disclosed below and in Note 5. All previously issued common stock warrants were fully vested and exercisable as of June 30, 2021 and December 31, 2020. Those warrants were considered equity at inception and were recorded to additional paid-in capital. The warrants have a contractual 10-year life from the issuance date.

In February 2021, the holders of all of the Company’s outstanding warrants entered into agreement with the Company to exercise their warrants contingent upon, and effective immediately prior to, the consummation of the First Merger. In the event of an acquisition in which the fair market value of one share is greater than the warrant exercise price as of the date of the acquisition, all outstanding and unexercised warrants shall automatically be deemed to be cashless exercised immediately prior to the consummation of the acquisition. In the event of an acquisition where the fair market value per share is less than the warrant exercise price in effect immediately prior to the acquisition, then warrant will expire immediately prior to the consummation of the acquisition. In February 2021, the holders of all of the Company’s outstanding warrants agreed to exercise their warrants contingent upon, and effective immediately prior to, the consummation of the First Merger. On July 22, 2021, all the warrants were cashless exercised as discussed in Note 15.

2015 and 2017 Term Loan Warrants—On May 20, 2015, and October 26, 2017, in connection with the 2015 Agreement and the 2015 Amended and Restated Agreement, the Company issued warrants to purchase 44,200 shares of common stock to the lender with an exercise price of $0.655 per share and 2,250 shares of common stock to the lender with an exercise price of $1.430 per share, respectively. As set forth in the warrant agreement, on November 2, 2017, the Company issued additional warrants to purchase 2,250 shares of common stock to the lender upon the funding of the term loan with an exercise price of $1.430 per share. On September 16, 2019, in connection with the 2017 Second Amended and Restated Agreement, the Company issued warrants to purchase 20,000 shares of common stock to the lender with an exercise price of $2.716 per share. As of June 30, 2021, the warrants issued in connection with 2015 and 2017 term loan remained outstanding.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2018 Term Loan Warrants—On April 20, 2018, in connection with the 2018 Agreement, the Company issued warrants to purchase 143,813 shares of common stock to the lender with an exercise price of $1.430 per share. The Company determined the fair value of the warrants to be $0.2 million as of the issuance date based on the Black-Scholes option-pricing model using the following assumptions: 0% dividend yield, 44.8% volatility, and risk-free rate of 3.0%. As of June 30, 2021, the 2018 term loan warrants remained outstanding.

2020 Term Loan Warrants—On February 20, 2020, in connection with the 2020 Term Loan, the company issued warrants to purchase up to 50,000 shares of common stock to the lender with an exercise price of $2.716 per share. The Company determined the fair value of the warrants to be $0.1 million as of the issuance date based on the Black-Scholes option pricing model using the following assumptions: 0% dividend yield, 38.37% volatility, and risk-free rate of 1.45%. As set forth in the warrant agreement, upon an event of an acquisition, the warrant shall automatically be deemed as cashless exercise. In the event of acquisition where the fair market value of one share is less than the warrant exercise price, then the warrant will expire immediately prior to the consummation of the acquisition. As of June 30, 2021, the 2020 term loan warrants remained outstanding.

As of June 30, 2021 and December 31, 2020, the unamortized debt discount related to the above warrants were $0.1 million and $0.2 million, respectively.

10.	STOCK PLAN

Amended and Restated 2011 Stock Incentive Plan— On June 17, 2011, the Company’s Board and stockholders approved the Matterport, Inc. 2011 Stock Incentive Plan, (the “2011 Stock Plan”), which allows for the issuance of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), the issuance of restricted stock awards (“RSAs”), and the sale of stock to its employees, the Board, and consultants. As of December 31, 2020, the Company has granted primarily ISOs. The 2011 Stock Plan will expire in June 2021 (10 years from its adoption), unless terminated earlier.

On February 12, 2021, the Company amended and restated 2011 Stock Plan which allows the Company to grant restricted stock units (“RSUs”) and extended the terms of the plan until February 12, 2022, unless terminated earlier.

As of June 30, 2021 and December 31, 2020, 16,469,844 shares and 16,139,408 shares were authorized under the 2011 Stock Plan, respectively. Shares forfeited due to employee termination or expiration are returned to the share pool. Similarly, shares withheld upon exercise to provide for the exercise price and/or taxes due and shares repurchased by the Company are also returned to the pool.

Stock options are granted with exercise prices not less than 100% of the fair value of the common stock on the date of issuance and, for 10% stockholders, not less than 110%. Equity awards vest over a period of time as determined by the Board, generally over a four-year period, and stock options expire 10 years from the date of grant (5 years for 10% stockholders) and are non-transferable. The Company has also granted equity awards subject to performance-based vesting. Stock options may be granted with early exercise provisions. Vested option shares are exercisable for three months after termination, other than for cause, and for at least 12 months if due to death or disability, but in no event later than the expiration of the option term. Stock options granted to the Board are subject to automatic vesting upon change in control. For non-Board award recipients, if within 60 days of a change of control, the individual resigns due to an adverse change in job position, work location, reduction in pay, or other adverse changes, or within 12 months of a change of control the successor company terminates the individual’s service without cause, vesting of the option shall accelerate with respect to shares that would have vested in the 12-month period following such termination or resignation, effective immediately prior to their last day.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Shares Available for Future Grant—Shares available for future grant under the Company’s stock plans as of June 30, 2021 and December 31, 2020 were 73,865 shares and 466,322 shares, respectively. The Company issues new shares upon a share option exercise or release.

Stock Option Activities—The following table summarizes the stock option activities under the Company’s stock plans for six months ended June 30, 2021 (in thousands, except for share data):

	Options Outstanding		Weighted- Average
	Number of Shares	Weighted- Average Exercise Price	Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance—December 31,2020	11,945,269	$2.57	8.1	$245,565
Granted	—	—
Exercised	(672,328)	1.99		$24,212
Expired or canceled	(195,839)	3.07

Balance—June 30, 2021	11,077,102	$2.60	7.4	$431,023

Option vested and exercisable—June 30, 2021	6,003,076	$2.24	6.7	$235,765

As of June 30, 2021, unrecognized stock-based compensation expense related to unvested options was $5.6 million, which is expected to be amortized over a weighted-average vesting period of 2.3 years

On April 1, 2021, the Company amended the performance condition of the 210,376 performance-based stock option (PSO) awards previously granted to a senior executive in March 2019. Originally, the PSO awards shall vest and become exercisable upon the consummation of the earlier of a change in control or an initial public offering (“IPO”), subject to certain share price targets. The vesting of the award also requires employment up to the consummation of the change in control or IPO. As a result of the modification, the PSO awards shall vest and become exercisable upon the closing of the Business Combination. The modification resulted in a Type IV modification and the fair value of the stock option awards remeasured as of the modification date are recognized upon the closing of the Business Combination as discussed in Note 15. Subsequent Event, which is approximately $8.1 million.

RSU Activities— The following table summarizes the RSU activity under the amended and restated 2011 Stock Plan for the six months ended June 30, 2021. These awards have both service-based and performance-based vesting conditions. The service-based vesting condition for these awards is typically satisfied over four years with a cliff vesting period of one year and continued vesting quarterly thereafter. The performance-based vesting condition is satisfied upon the occurrence of a liquidity event, as defined in the Amended and Restated 2011 Stock Plan. The event is not deemed probable until consummated, and therefore, no stock-based compensation expenses related to these RSUs were unrecognized as of June 30, 2021.

	RSUs
	Number of Shares	Weighted- Average Grant Date Fair Value Price
Unvested—December 31,2020	—	$—
Granted	923,732	37.93
Vested	—	—
Canceled or forfeited	(5,000)	38.70

Unvested—June 30, 2021	918,732	$37.93

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2021, unrecognized compensation cost related to unvested RSUs was $34.8 million. Upon the closing of the Business Combination as discussed in Note 15. Subsequent Event, the Company will recognize $6.1 million stock-based compensation expenses as the performance condition of the RSUs is met. The remaining unrecognized compensation cost of $28.7 million is expected to be recognized over a weighted-average period of 2.0 years.

Employee Stock Options Valuation— No options were granted during the six months ended June 30, 2021. The assumptions used to estimate the fair value of stock options granted during the six months ended June 30, 2020 were as follows:

Six Months Ended June 30,
2020
Expected volatility	38.5 – 42.3%
Expected term	5.9 – 6.1 years
Risk-free interest rate	0.4 – 1.5%
Expected dividend yield	0%

Fair value of underlying common stock—Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

Employee Stock-based Compensation— For service awards, the fair value of options on the date of grant is estimated based on the Black-Scholes option-pricing model using the single-option award approach. The company recognizes share-based compensation expense for awards with only service conditions on a straight-line basis over the requisite service period of the related award, and recognizes share-based compensation expenses for awards with awards with performance conditions on a straight-line basis over the requisite service period for each separately vesting portion of the awards when it is probable that the performance condition will be achieved. Forfeitures are accounted for in the period in which they occur.

The amount of stock-based compensation related to stock-based awards to employees in the Company’s condensed consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2021 and 2020 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Costs of revenue	$37	$22	$62	$50
Research and development	96	156	234	321
Selling, general, and administrative	468	409	963	793

Stock-based compensation, net of amounts capitalized	601	587	1,259	1,164
Capitalized stock-based compensation	112	39	194	81

Total stock-based compensation	$713	$626	$1,453	$1,245

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11.	INCOME TAXES

The income tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate as adjusted for discrete items arising in that quarter.

Given the Company has a full valuation allowance recorded against its domestic net deferred tax assets and operating losses in the US, and its foreign subsidiaries are in operating profit, the Company has applied the exception to use a worldwide effective tax rate under ASC 740-270-30-36. The Company used the foreign jurisdiction’s statutory rate as an estimate for the annual effective tax rate (“AETR”). The quarterly tax provision, and estimate of the Company’s annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, changes in how we do business, and tax law developments. Tax expense for the three and six months ended June 30, 2021 and 2020 was primarily attributable to pre-tax foreign earnings. The Company records deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, the Company considered all available positive and negative evidence and continued to conclude that as of June 30, 2021, it is not more likely than not that the Company will realize the benefits of its remaining net deferred tax assets and no valuation allowance should be released in the current period.

12.	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Net loss per share attributable to common stockholders was computed by dividing net loss by the weighted-average number of common shares outstanding for the three and six months ended June 30, 2021 and 2020 (in thousands, except for share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator :
Net loss attributable to common stockholders	$(6,209)	$(3,690)	$(9,081)	$(11,798)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	10,037,669	7,844,667	9,829,416	7,822,539

Net loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(0.47)	$(0.92)	$(1.51)

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of June 30,
	2021	2020
Redeemable convertible preferred stock, all series	30,687,099	30,687,099
Warrants to purchase common stock	262,513	262,513
Common stock options outstanding	11,077,102	12,981,252
Unvested RSUs	918,732	—

Total potentially dilutive common stock equivalents	42,945,446	43,930,864

13.	RELATED-PARTY TRANSACTIONS

From January 2020 to March 2020, Matterport issued convertible promissory notes in an aggregate principal amount of $8.5 million (“2020 Notes”) to investors, including (i) $400,000 aggregate principal amount to DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Matterport board of directors, (ii) $2.0 million aggregate principal amount to Lux Co-Invest Opportunities, L.P., an affiliate of Peter Hébert, a member of the Matterport board of directors, and (iii) $1,000,000 aggregate principal amount to QUALCOMM Ventures LLC, an affiliate of Carlos Kokron, a member of the Matterport board of directors. The 2020 Notes accrued interest at a rate of 5% per annum. Refer to Note 7. Convertible Notes.

14.	EMPLOYEE BENEFITS PLANS

The Company has a defined-contribution retirement and savings plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”) covering substantially all US employees. The 401(k) Plan allows each participant to contribute up to an amount not to exceed an annual statutory maximum. The Company contracted with a third-party provider to act as a custodian and trustee and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The company discontinued providing contributions in the 401(k) Plan match since May 1, 2020. For the six months ended June 30, 2020 the company made $0.2 million of discretionary matching contribution. The match contributions for the three months ended June 30, 2020 were immaterial.

The Company contributes to a defined-contribution pension plan for eligible employees in the U.K. Pension plan benefits are based primarily on participants’ compensation and years of service credited as specified under the terms of the plan. The Company made $0.1 million matching contributions to the U.K. pension plan for the six months ended June 30, 2021 and 2020. The match contributions for the three months ended June 30, 2021 and 2020 were immaterial.

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 16, 2021, which is the date the financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s condensed consolidated financial statements or disclosures in the notes to the condensed consolidated financial statements herein, except as follows:

On July 22, 2021, Gores consummated the previously announced Business Combination, by and among the Company (at such time named Gores Holding VI, Inc.), First Merger Sub, Second Merger Sub, and the pre-Business Combination Matterport, Inc. (“Legacy Matterport”). In connection with the consummation of the Business Combination, the registrant changed its name from Gores Holdings VI, Inc. to Matterport, Inc. First Merger Sub merged with and into Legacy Matterport, with Legacy Matterport continuing as the surviving corporation (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Matterport merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity as a wholly owned subsidiary of the Company, under the new name “Matterport Operating, LLC”. As a result of the Business Combination, the Company raised gross proceeds of $640.1 million, including the contribution of $345.1 million of cash held in Gores’ trust account from its initial public offering and $295.0 million of additional PIPE at $10.00 per share of Gores’ Class A Common Stock. The net proceeds were $605.0 million after redemptions of Gores’ Class A Common Stock held by Gores’ public stockholders of $0.9 million and transaction costs of $34.2 million.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Immediately prior to the Closing, 12,681 shares of Series D redeemable convertible stock were issued to a customer of the Company.

The aggregate consideration paid to Legacy Matterport stockholders in connection with the Business Combination (excluding any potential Earn-Out Shares), was 218,875,000 shares. The Per Share Matterport Stock Consideration was equal to approximately 4.1193. The Business Combination occurred based on the following transactions contemplated by the Merger Agreement

•

each issued and outstanding share of Matterport Preferred Stock was canceled and converted into the right to receive an aggregate number shares of Class A Stock equal to the Per Share Matterport Preferred Stock Consideration;

•	each Matterport Warrant was exercised in full in exchange for the issuance of 252,094 shares of Matterport Stock to the holder of such Matterport Warrant;

•

each issued and outstanding share of Matterport Stock (including the items mentioned in above points) was canceled and converted into the right to receive an aggregate number of shares of Class A Stock equal to the Per Share Matterport Stock Consideration;

•

each outstanding vested and unvested Matterport Stock Option was converted into a Rollover Option, exercisable for shares of Class A Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Per Share Matterport Stock Consideration; and

•

each outstanding and unvested Matterport RSU was converted into a Rollover RSU for shares of Class A Stock with the same terms except for the number of shares, which were adjusted using the Per Share Matterport Stock Consideration.

•

The issuance and sale of 29,500,000 shares of Class A Stock at a purchase price of $10.00 per share for an aggregate purchase price of $295.0 million pursuant to the PIPE Investment. Immediately after giving effect to the Mergers, the redemptions described above, the PIPE Investment of 29,500,000 shares of common stock and the conversion of all 8,625,000 outstanding Founder Shares into shares of Class A Stock on a one-for-one basis.

•	The Company’s Class A Stock and the Company’s Public Warrants began trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “MTTR” and “MTTRW,” respectively.

•

Pursuant to the terms of the Sponsor agreement, sponsor warrants are not exercisable until December 15, 2021, which is 12 months from the closing of the Company’s IPO, and will expire on July 22, 2026, which is five years after the Closing.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Gores will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on holders of Matterport capital stock comprising a relative majority of the voting power of the combined entity upon consummation of the Business Combination and having the ability to nominate the majority of the governing body of the combined entity, Matterport’s senior management comprising the senior management of the combined entity, and Matterport’s operations comprising the ongoing operations of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity upon consummation of the Business Combination will represent a continuation of the financial statements of Matterport with the Business Combination treated as the equivalent of Matterport issuing stock for the net assets of Gores, accompanied by a recapitalization. The net assets of Gores will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Matterport in future reports of the combined entity.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Additionally, at the Closing Date, the Company

•

approved the 2021 Incentive Award Plan (“2021 Plan”), an incentive compensation plan for the benefit of eligible employees, consultants, and directors of the Company and its subsidiaries. The 2021 Plan provides that the initial aggregate number of shares of common stock, available for issuance pursuant to awards thereunder shall be the sum of (a) 10% of the outstanding shares of common stock as of the Closing, which is equivalent to 24,195,678 shares of common stock (the “Initial Plan Reserve”), (b) any shares of common stock subject to outstanding equity awards under the amended and restated 2011 Stock Plan which, following the effective date of the 2021 Plan, become available for issuance under the 2021 Plan and (c) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031 equal to a number of shares equal to 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year. The maximum aggregate number of shares of common stock that may be issued under the 2021 Plan upon the exercise of ISOs, shall equal 181,467,584 shares of common stock.

•

approved the 2021 Employee Stock Purchase Plan (“2021 ESPP”). The 2021 ESPP provides that the aggregate number of shares of common stock available for issuance pursuant to awards under the 2021 ESPP shall be the sum of (a) 3% of the number of outstanding shares of common stock as of the Closing, which is equivalent to 7,258,703 shares (the “Initial ESPP Reserve”), and (b) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (i) 1% of the aggregate number of shares of common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares of common stock as may be determined by the Company; provided, however, that the number of shares of common stock that may be issued or transferred pursuant to the rights granted under the 2021 ESPP shall not exceed 15.25% of the outstanding shares of common stock as of the Closing, which is equivalent to 36,898,409 shares.

•

recognized $8.1 million stock-based compensation expense related to 210,376 performance-based options previously granted to a senior executive that were fully vested and become exercisable upon Closing of the Business Combination.

•	recognized $6.1 million incremental stock-based compensation expense for Matterport RSU awards which have met the service and performance-based vesting conditions

Matterport Stockholders and holders of Matterport Stock Options and Legacy Matterport RSUs are entitled to receive a number of Earn-Out Shares comprising up to 23,460,000 shares of Class A Stock in the aggregate. There are six distinct tranches of Earn-Out Shares, each of which will be issued if the daily volume weighted average price (based on such trading day) of one share of Class A Stock exceeds a certain threshold specified for such tranche in the Merger Agreement for a period of at least 10 days out of 30 consecutive trading days during the period beginning on the 180th day following the Closing and ending on the fifth anniversary of such date (the “Earn-Out Period”). If the applicable triggering event is achieved for a tranche, the Company will account for the Earn-Out Shares for such tranche as issued and outstanding Class A Stock. Any Earn-Out Shares issuable to any holder of Matterport Stock Options and Matterport RSUs in respect of such Matterport Stock Options and Matterport RSUs shall be issued to such holder only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company through the date of the occurrence of the corresponding triggering event (or acceleration event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Matterport Stockholders who remain entitled to receive Earn-Out Shares in accordance with their respective Earn-Out pro rata shares. As the Earn-Out triggering events have not yet been achieved, the Earn-Out Shares are contingently issuable and not reflected in the unaudited condensed consolidated financial statements. The Earn-Out pro rata Shares issuable to holders of Legacy Matterport’s RSUs and holders of Legacy Matterport’s Stock Options for such holders with respect to such holders’ Legacy RSUs and Options are expected to be accounted as stock-based compensation expense as they are subject to forfeiture based on the satisfaction of certain employment conditions. The remaining Earn-Out Shares are expected to be accounted for as liability classified equity instruments that are earned upon achieving the applicable triggering events, which includes events that are not indexed to the common stock of New Matterport. The preliminary estimated fair value of the Sponsor Earn-Out Shares is $294.8 million.

In July 2021, the Company repaid in full the 2019 Term Loan of $1.9 million, the Line of Credit of $3.0 million, the 2018 Term Loan of $3.9 million including $0.5 million of final payment fee and $0.1 million interest and prepayment fee. In July and August 2021, the Company repaid in full the 2020 Term Loan of $1.9 million.